Exhibit 99.1

Press Release

Medytox Solutions, Inc. Announces Results for the Three and Nine

Months Ended September 30, 2013

West Palm Beach, Florida November 8, 2013, Medytox Solutions, Inc. (OTCBB: MMMS) announces Results for the Three and Nine Months Ended September 30, 2013

Medytox Solutions, Inc. (OTC Bulletin Board: MMMS) announced financial results for the three-month period ended September 30, 2013 (the “2013 Quarter”), and the nine-month period ended September 30, 2103 (the "2013 Period"). For the 2013 Quarter, the Company reported revenues of approximately $16.7 million, which represented an increase of approximately $8.4 million, or 100%, from the approximately $8.4 million in revenues reported for the same period of the prior year (the “2012 Quarter”). For the 2013 Period, the Company reported revenues of approximately $33.4 million, which represented an increase of approximately $21.4 million, or 179%, from the approximately $12.0 million in revenues reported for the same period of the prior year (the “2012 Period”). For the 2013 Quarter, the Company reported income from operations of approximately $4.1 million, compared to income from operations of approximately $2.4 million for the 2012 Quarter. For the 2013 Period, the Company reported income from operations of approximately $6.3 million, as compared to income from operations of approximately $0.7 million for the 2012 Period.

“Our results for the three and nine months ended September 30, 2013, as measured by revenues and income from operations, continue to validate the Company’s strategy of acquiring laboratories and integrating them within the Medytox platform. In particular, our results reflect the commencement of operations of our Biohealth lab in the second quarter of 2013," stated William Forhan, the Company’s Chief Executive Officer. "As always, I want to recognize and thank our hard-working and dedicated employees, whose efforts make such outcomes possible.”

Medytox Solutions, Inc. is a holding company that owns and operates businesses in the medical services sector. Its principal business is clinical laboratory blood and urine testing services, with a particular emphasis in the provision of urine drug toxicology and comprehensive pain medication monitoring programs to physicians, clinics and rehabilitation facilities in the United States.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, the ability of the Company to continue to successfully expand its business, the availability of suitable acquisition candidates, the ability of the Company to consummate any future acquisitions and future economic, competitive and market conditions and future business decisions.

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CONTACT: Medytox – William Forhan CEO, 561-855-1621; BForhan@MedytoxSolutionsInc.com

Site: www.MedytoxSolutionsInc.com

400 South Australian Ave * 8th Floor * West Palm Beach, FL. * 33401

www.MedytoxSolutionsInc.com